EXHIBIT 99.1


VALERO ENERGY CORPORATION COMPLETES MERGER WITH PREMCOR INC., CREATING THE LARGEST REFINING COMPANY IN NORTH AMERICA

Thursday September 1, 9:00 am ET

SAN ANTONIO--(BUSINESS WIRE)--Sept. 1, 2005--Valero Energy Corporation (NYSE:VLO
- News) and Premcor Inc. (NYSE:PCO - News) closed on their merger at 9:00 a.m. ET today, making Valero the largest refining company in North America.

"This acquisition represents yet another well timed and executed transaction that should create tremendous value for our shareholders," said Bill Greehey, Valero's chairman of the board and CEO. "With the addition of Premcor's four refineries, which we bought for significantly less than their replacement cost, we have improved our leverage to product margins and further enhanced our sour crude processing capabilities. As I have often said, we are in a new era for refining where I believe you will continue to see higher highs and higher lows for both product margins and sour crude discounts. And now with 18 refineries, no one is better positioned to benefit from this than Valero.

"When we first announced the transaction back in April, we obviously thought it was a great acquisition but now, four months later, it's looking even better. The product margin environment has continued to strengthen and sour crude discounts have continued to widen. And, by closing four months earlier than we originally anticipated, we will be able to capture the accretion to earnings from the acquisition that much sooner," he said.

"Now that the transaction is complete, our top priority is to quickly integrate the new refineries into our system. As we've said consistently, these four refineries are very strategic for us and we are committed to enhancing their profitability by capturing synergies with our existing refineries, improving reliability as we have done with our previous acquisitions and increasing light product yields. Our track record of successful integration and reliability improvement speaks for itself. I am confident this transaction will be no different.

"2005 is clearly going to be another record year for Valero and the outlook for 2006 is even better, particularly when you consider the contribution of the Premcor assets, which most of the analysts have not yet factored into next year's earnings estimates," said Greehey.

The company also noted that, as a result of closing the transaction on September 1 rather than January 1 as originally projected, the company will initially record Premcor's crude oil and refined product inventories at their September 1 market values under purchase accounting rules. During the remainder of the year, Valero will then apply LIFO accounting rules, which require these values to be adjusted to their year-to-date average purchase prices. Because these year-to-date average prices are substantially lower than current market values, LIFO accounting will result in a charge to expense in the company's third quarter income statement. Based on current inventory prices for crude oil and refined products, the company estimates a one-time, non-cash LIFO pre-tax charge would be taken in the third quarter of around $600 million, or $1.40 per share after tax. If prices decline in the fourth quarter, LIFO accounting will result in recovery of a portion of this charge.
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"Both strategically and financially, this deal will position Valero for continued earnings growth. We have always focused on creating shareholder value by being a financially strong growth company. We have taken our next big step with this acquisition. And looking to the future, we will continue to look for both internal and external opportunities to grow our business," said Greehey.

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and annual revenue of about $70 billion. The company owns and operates 18 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.3 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation's largest retail operators with more than 4,700 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.

Statements contained in this press release that state the company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "believe," "expect," "should," "estimates," and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecast, see the proxy statement/prospectus dated July 13, 2005 regarding the proposed merger of Valero and Premcor, and the amended Form S-4 Registration Statement filed with the Securities and Exchange Commission (as the same may be supplemented or amended). Also see both companies' reports, including annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available on the Valero web site at www.valero.com.

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Contact:

 Valero Energy Corporation, San Antonio
 Investors, Eric Fisher, Vice President,
 Investor Relations: 210-345-2896
 or
 Media, Mary Rose Brown, Senior Vice President,
 Corporate Communications: 210-345-2314
 Web site: http://www.valero.com/